CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Form 1-A, of Dollar Shots Club, Inc. of our report dated April 6, 2016 on our audit of the balance sheet of Dollar Shots Club, Inc. as of September 30, 2015 and the related statements of income, equity and cash flows for period from September 3, 2015 (inception) through September 30, 2015.

/s/Zwick & Banyai, PLLC

Zwick & Banyai, PLLC

Southfield, Michigan

May 24, 2016